Exhibit 3.1

Article VI – Indemnification of Certain Persons

Section 10.  Contract.  The foregoing provisions of this Article VI shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.